Exhibit 99.3

FOR IMMEDIATE RELEASE

CONTACT

Andrew Mathias

Chief Investment Officer

(212) 594-2700

or

Michelle LeRoy

Vice President, Investor Relations

(212) 594-2700

SL GREEN REALTY CORP. ANNOUNCES JOINT VENTURES

TO ACQUIRE AND REDEVELOP

MIXED-USED PROPERTIES

Beachhead Properties in Leading Retail Locations

New York, NY – July 26, 2005 – SL Green Realty Corp. (NYSE: SLG) announced today that the Company has entered into two separate joint ventures with Jeff Sutton. The first venture is to acquire the fee interests in two adjoining retail buildings at 1551 and 1555 Broadway (the “Broadway Properties”), and in a third retail and commercial building at 21 West 34th Street. The second joint venture includes acquisition of a mixed-use property at 141 Fifth Avenue. The transactions total approximately $162.5 million.

Andrew Mathias, Chief Investment Officer of SL Green, commented, “These transactions represent a significant initiative to partner with Jeff Sutton on under-performing retail opportunities. Jeff is a borrower in our structured finance program and brings with him an impressive track record of repositioning underperforming retail spaces throughout Manhattan. Jeff’s niche expertise in retail, together with SL Green’s capabilities in redevelopment and operations, establishes a highly experienced and integrated management team.”

Mr. Sutton has a proven ability of maximizing value in Manhattan retail-oriented investments, including the successful repositioning of 609 Fifth Avenue with American Girl, 40 West 34th Street with American Eagle, and 720 Fifth Avenue with Abercrombie and Fitch.

1551 and 1555 Broadway are located in the center of New York City’s Times Square on the corner of Broadway and 46th Street, the “bow tie” of Broadway and Seventh Avenue.  The location is regarded as one of the world’s highest profile retail corners. Built in the 1890’s, and most recently occupied by a Howard Johnson’s restaurant, the properties offer 71 feet of premium retail frontage along Broadway, with highly visible sight lines. The project was financed through a new acquisition facility provided by Eurohypo.

The buildings are within close proximity to 1515 Broadway, an office/retail property also owned by SL Green. 1515 Broadway is the world headquarters to Viacom International and includes other media, finance and entertainment tenants such as the MTV Store, Bank of America and AEG Live Entertainment, which is scheduled to open the Nokia

Theatre this fall. The retail space, which underwent a successful redevelopment and repositioning program last year, is now 100 percent leased at rents among the highest in Times Square.

“1551 and 1555 Broadway represent off-market acquisitions that were targeted by us due to the desirable location of these properties in the heart of Times Square and for the significant retail development opportunity,” Mr. Mathias said. “As with 625 Madison Avenue, 317 Madison Avenue, and 1515 Broadway, this property increases our portfolio allocation to high-end retail space in premier locations throughout Midtown.”

Also included in the first venture is 21 West 34th Street, a five-story retail and commercial building that features 50 feet of prime retail frontage on 34th Street. It is located between 5th and 6th Avenues, close to Herald Square and Penn Station.

In a second venture which is scheduled to close during the third quarter, SL Green and Jeff Sutton will acquire 141 Fifth Avenue, a retail/office building located at the corner of Fifth Avenue and 21st Street for $60 million. Built in 1902, the property features a historic terra cotta façade and has abundant light and air given its corner location. 141 Fifth Avenue is a 12-story building consisting of nearly 100,000 square feet which is currently 90% occupied. The property is located two blocks south of the world-renowned Flatiron Building, in one of the fastest-growing retail and residential corridors in Manhattan.

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Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan commercial office properties. The Company’s portfolio consists of 29 office properties aggregating approximately 18.4 million square feet. SL Green Realty Corp. is the only publicly held REIT that specializes exclusively in this niche geographic market.

To be added to the Company’s distribution list, or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.